Exhibit 10.6

                              EMPLOYMENT AGREEMENT

            THIS EMPLOYMENT AGREEMENT is made effective the 1st day April 2004, by and between The Avon-Dixon Agency, LLC (the "Company") and Steven Fulwood (the "Employee").

            WITNESSETH: That for and in consideration of the sum of One Dollar ($1.00), and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by each of the parties, it is hereby agreed by and between the parties as follows:

            1. Duties. The Company hereby employs the Employee as a President with such duties as may be assigned to the Employee by the President of the Company. The Employee shall devote his or her full business time, attention and energies to the performance of his or her duties hereunder, which shall include a minimum of forty (40) hours per week. During the term of this Agreement, the Employee shall not be engaged in any other activity for compensation.

            2.  Compensation.   The  Employee  shall  receive   compensation  in
accordance with and as set forth in Schedule "A" attached hereto.

            3. Term. The employment of the employee shall commence on the date of this Agreement and shall continue until otherwise terminated in accordance with Section 4 of this Agreement.

            4. Conditions of Termination.

              (a) This Agreement may be terminated by either party, without cause, on thirty (30) days written notice to the other. The Company shall have the option to pay the Employee thirty (30) days salary in lieu of his working during the notice period. In any event, Employee shall be entitled to no further compensation, after the expiration of thirty (30) days from the date of notice or payment of thirty (30) days' compensation in lieu of such notice.

              (b) This Agreement may be terminated by the Company for any of the following reasons without prior notice and with no right to thirty (30) days' compensation:

                  (i) Dishonesty by Employee;

                  (ii) Commission of a felony by Employee with respect to the Company's property or person;

                  (iii) Fraud by Employee;

                  (iv) Death of Employee; provided, however, that the provisions of this Agreement applicable to Employee's death shall be performed by the Company;

                  (v) [Intentionally deleted];

                  (vi) Failure by Employee to faithfully and diligently perform the provisions of this Agreement or the usual customary duties of his employment;

                  (vii) Permanent disability of Employee. For the purposes hereof, "permanent disability" shall be: (1) Employee's inability, through physical or mental illness or other cause, to perform the majority of his regular duties for a period of one hundred eighty (180) days or more; (2) the declaration by Employee that he is permanently disabled; (3) a determination by Employee's personal physician that Employee is permanently disabled; or (4) a determination by the Company's physician that Employee is permanently disabled;

                  (viii) The filing of a petition in voluntary or involuntary bankruptcy by or against the Company; or

                  (ix) A bona fide determination by the Company to discontinue the business.

              (c) In the event of termination under (i) through (ix), inclusive, of subsection (b) hereof, the salary due to Employee to the date of such termination shall be considered full compensation in payment for all claims under this Agreement, and Employee shall not be entitled to any other compensation. Upon termination, the Company shall have the night to deduct from the amount due Employee, any amounts which the Employee owes the Company.

            5. Fringe Benefits. The Company shall provide the same fringe benefits as are provided to other similarly situated employees of the Company's affiliate Shore Bancshares, Inc.

            6. Reimbursement of Expenses.

              (a) The Company recognizes that Employee may incur various expenses, from time to time, for the Company's benefit and in furtherance of the business. The Company agrees either to pay directly, advance sums to Employee to be used for and/or to reimburse Employee for expenses authorized in advance by the Company.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

ATTEST:                             THE AVON-DIXON AGENCY, LLC



/s/ Kevin P. LaTulip                By: /s/ W. Moorhead Vermilye
--------------------------------        ----------------------------------------
                                        W. Moorhead Vermilye
                                        President/CEO of Shore Bancshares, Inc.,
                                        Member



 WITNESS:                           EMPLOYEE:


/s/ Kevin P. LaTulip                /s/ Steven Fulwood
--------------------------------    --------------------------------------------
                                    Steven Fulwood

                                   SCHEDULE A

Steven Fulwood - President - The Avon Dixon Agency LLC Elliott Wilson Insurance LLC (the "Agency")

Base Annual Pay - $211,000

Participation in Shore Bancshares, Inc. profit-sharing and 401(k) plan and other company-wide benefits plans, as described in the package supplied to you.

Commission - payable on the [text deleted] accounts on their next renewal after your employment date. Full annual commission estimated to be approximately $10,000.

A supplemental retirement account funded by an annual contribution by the Aency on your behalf of a minimum of $20,000 per year for 10 years. The first payment would be in the first quarter of 2005. You will be eligible to receive a revenue stream from those proceeds any time you elect after the 10-year period of employment is completed. You are not eligible for payment if you are not employed by the Agency at the end of the ten-year period.

A gross bonus of $20,000 payable at the time of your initial employment. This will offset a major portion of your initiation fee to join the Talbot Country Club by 12/31/04. This payment recognizes that membership will facilitate business development for the Agency. You will refund the net amount of this payment on a pro-rata basis if at any time in the next 10 years you resign from the Agency.

A bonus plan that would begin in 2005 and be payable in 2006 that allows you to participate in excess profits of the insurance operations beyond your annual business plan.

Participation as the President of Insurance Operations in company trips and meetings.

Four weeks vacation.

                                      A-1